Exhibit 99.1

Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.439.4532
dfairfax@foundrynet.com	miburg@foundrynet.com	jason.golz@fd.com
FOUNDRY NETWORKS REPORTS PRELIMINARY
FOURTH QUARTER AND FULL YEAR 2006 REVENUE RESULTS
~ Company Achieves Record Quarterly and Full-Year Revenue of
$132.7 Million and $474.0 Million, Respectively ~
     San Jose, CA — January 31, 2007 — Foundry Networks™, Inc. (Nasdaq: FDRY), today announced preliminary revenue results for its fourth quarter and year ended December 31, 2006. Because of Foundry’s continued work related to the previously announced restatement of its earnings, today’s announcement of results for the fourth quarter of 2006 does not include a current income statement, balance sheet or other GAAP financials for the fourth quarter or prior periods.
     Foundry’s revenue for the fourth quarter of 2006 was $132.7 million, compared to $118.8 million reported for the third quarter of 2006 and $116.1 million in the fourth quarter of 2005.
     Revenue for the full year 2006 was $474.0 million, compared to $403.9 million last year.
     Foundry’s cash and marketable securities balance grew by approximately $46 million in the fourth quarter of 2006. As of December 31, 2006 the total value of cash and marketable securities was $886 million. Additionally, Foundry added 34 employees during the fourth quarter and 97 during the full-year 2006, mostly salespeople and engineers. The total number of employees at year-end was 816.

     In the fourth quarter of 2006, sales to the U.S. Federal Government represented 17% of total revenue while sales to North American commercial customers represented 53% of total revenue. Sales to Europe, the Middle East and Africa (EMEA) represented 15% of total revenue during the period. North American commercial revenue, which includes enterprise and service provider customers, and EMEA revenue, reached record high levels in the most recent quarter.
     “We concluded 2006 with a record second half, resulting in the best full-year revenue in our company’s history” said Bobby Johnson, President and CEO of Foundry Networks. “Shipments of our NetIron XMR and MLX MPLS router families, which target service providers and high-end customers, grew rapidly, increasing nearly two-fold quarter-over-quarter, and now represent approximately 13% of total revenue. Meanwhile, our BigIron RX and FastIron SuperX families continue to make progress penetrating the enterprise markets. These four product families, along with our new Layer 3 stackable switches and new Layer 4-7 application management switches, now represent more than half of our total revenue.
     “Our product development engine has delivered industry leading technology into the hands of our growing sales footprint, both of which have contributed to our record results. Looking forward, we believe we are well positioned for long-term growth,” concluded Johnson.
2006 Product Highlights
For the Enterprise LAN switching market, Foundry introduced the:
•	FastIron SX 800 and FastIron SX 1600

•	FastIron GS

•	SecureIron™ Perimeter Traffic Manager (PTM), and SecureIronLS

•	IronPoint 200 Access Points

•	IronView® Network Manager Release 2.0 (INM R2.0)
For the Service Provider router market, Foundry introduced the:
•	NetIron XMR Series Routers

•	NetIron MLX Series Routers

•	NetIron® M2404 Metro Access Switch Family
For the Application Traffic Management market, Foundry introduced the:
•	ServerIron 4G

•	ServerIron 350, 450 and 850 Plus Series

•	ServerIronGT 10 Gigabit Switches
Conference Call
     Foundry Networks will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. The call can be accessed via a webcast at www.foundrynetworks.com. A Web replay will also be available for approximately 90 days at this same Web address.
About Foundry Networks
Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include, without limitation, statements by Mr. Johnson regarding Foundry’s positioning for long term growth. The forward-looking statements in this press release are only predictions and are subject to a number of risks and uncertainties which could cause actual results to differ materially, including, without limitation, other factors listed in Foundry’s most recent reports on Form 10-K, 10-Q, and 8-K. Actual results could differ materially from those projected in our forward-looking statements. Foundry’s revenue results for the three months ended December 31, 2006 are not necessarily indicative of Foundry’s revenue results for any future periods. Investors should review the risk factors described in more detail in our most recent Annual Report on Form 10-K, 10-Q and other SEC reports available free of charge from Foundry at www.foundrynetworks.com or from the SEC at www.sec.gov. Any projections in this release are based on limited information currently available to Foundry. Foundry assumes no obligation to update the forward-looking statements contained in this press release.